Exhibit 8.0

                [LETTERHEAD OF FOSTER PEPPER & SHEFELMAN PLLC]



                                March 24, 1998



First Bancorp, Inc.
331 Dock Street
P.O. Box 7290
Ketchikan, AK  99901

      Re: Merger Pursuant to Agreement and Plan of Reorganization Among First Bancorp, Inc. and Newco Alaska, Inc.

Ladies and Gentlemen:

      We have acted as counsel to First Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Company with and into Newco Alaska, Inc., a Delaware corporation ("Newco"), pursuant to the terms of the Agreement and Plan of Reorganization dated as of March 15, 1999 by and among Company and Newco (the "Merger Agreement"). This opinion is being delivered to you in connection with the Merger Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Foster Pepper & Shefelman LLP by Company and Newco containing certain representations relevant to the opinion (the "Representations Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

      You have requested our opinion regarding certain federal income tax consequences of the Merger. In our capacity as counsel to Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the registration statement on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Merger Agreement (the "Registration Statement"), the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatures.

      We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be


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consummated  at the Effective  Date pursuant to the terms and  conditions  set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Date will be, true and complete in all material respects. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published administrative positions of the Internal Revenue Service ("Rulings"), and existing judicial authorities. New developments in the Regulations, Rulings, judicial authorities or legislative changes occurring after the Effective Date may have an adverse impact upon the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Date in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service ("IRS") or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, excise or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Company that are subject to special tax rules, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons.

      On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

      1.    The Merger will constitute a reorganization  within the meaning of
Section 368(a)(1) of the Code and Company and Newco will be parties to such reorganization within the meaning of Section 368(b) of the Code;



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      2.    No gain or loss will be  recognized  by Company or Newco solely as a result of the Merger;

      3. No gain or loss will be recognized by the shareholders of Company upon the exchange of Company stock solely for shares of Newco stock in the Merger, except to the extent that cash, if any, is received in lieu of fractional shares of Newco stock;

      4. Cash received by the shareholders of Company in lieu of fractional shares of Newco stock will be treated as received as a distribution in redemption of such fractional shares, as if such fractional shares had been issued in the Merger and then redeemed by Newco; such a shareholder will recognize gain or loss equal to the difference between the cash received and the shareholder's tax basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder (See Section 302 of the Code; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B.
574);

      5. The tax basis of the shares of Newco stock received (including the fractional share interests) by the shareholders of Company in the Merger will be equal to the tax basis of the shares of Company stock exchanged therefor in the Merger;

      6. The holding period for the shares of Newco stock received by the shareholders of Company will include the holding period for the shares of Company stock exchanged therefor in the Merger, provided that the shares of Company stock are held as capital assets at the Effective Date;

      7. Cash received by a shareholder of Company who has perfected dissenters' rights under the relevant provisions of the General Corporation Laws of the State of Delaware as to his or her Company stock will be treated as a distribution in redemption of such shares (see Section 302 of the Code);

      8. A Company shareholder who receives cash in exchange for Company stock will recognize gain or loss in an amount equal to the difference between the cash received and the shareholder's tax basis in the shares of Company stock exchanged therefor; provided that the shares of Company stock exchanged are held as capital assets at the Effective Date, such gain or loss shall be a capital gain or loss;

      9. If Newco, within ten (10) years of converting to an S corporation disposes of an asset: (a) that it acquired from Company in the Merger, or
(b) that it held immediately prior to the conversion to an S corporation, it will be subject to tax on any net recognized built-in gain attributable to such asset; and



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      10.   Newco will be required to include in its taxable  income,  ratably over six years, the built-in gain generated from the recapture of the loan loss reserve as the result of the change from the reserve method of accounting for loan losses to the specific charge-off method.

      No opinion is expressed as to any other consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      This opinion is being delivered to you solely in connection with the Merger Agreement and may be relied upon by Newco Alaska, Inc. and First Bancorp, Inc. and its shareholders. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Foster Pepper & Shefelman PLLC

                                    FOSTER PEPPER & SHEFELMAN PLLC


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